Exhibit (a)(1)(i)

Offer to Purchase

Any and All of the Issued and Outstanding Common Shares of Beneficial Interest

of

The Gabelli Go Anywhere Trust

at

98% of Net Asset Value Per Share

by

The Gabelli Go Anywhere Trust in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON SEPTEMBER 24, 2021, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of The Gabelli Go Anywhere Trust:

The Gabelli Go Anywhere Trust, a non-diversified, closed-end management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase all of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Shares”) (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to 98% of the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of the close of the regular trading session of the NYSE American LLC (the “NYSE American”), the principal market on which the Shares are traded, on the last business day prior to the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

In order to participate, the materials described in the Offer must be delivered to Computershare Trust Company, N.A. (the “Depositary”) by 5:00 p.m. Eastern time, September 24, 2021, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond September 24, 2021, the Pricing Date will be the close of ordinary trading on the NYSE American on the last business day prior the newly designated Expiration Date. Shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

The Shares are traded on the NYSE American under the symbol “GGO.” As of July 30, 2021, the Fund had 1,546,852 Shares outstanding; its NAV per Share was $17.24 and its market price per Share was $16.21, representing a discount of 5.97% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of July 30, 2021, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of July 30, 2021. During the pendency of the Offer, Shareholders may contact Morrow Sodali LLC, the Fund’s Information Agent (the “Information Agent”), toll free at (800) 662-5200, between 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday, to obtain the current NAV per share for the Shares. The Investor Relations team may also be reached by calling (914) 921-5070 or by email (ClosedEnd@gabelli.com).

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Shareholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after September 27, 2021.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares.

Neither the Fund nor its Board of Trustees (the “Board of Trustees” or the “Board”) nor Gabelli Funds, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Trustees or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
1.	Price; Number of Shares	1
2.	Purpose of the Offer	1
3.	Plans or Proposals of the Fund	2
4.	Certain Conditions of the Offer	3
5.	Procedures for Tendering Shares for Purchase	4
6.	Withdrawal Rights	7
7.	Payment for Shares	8
8.	Source and Amount of Consideration	8
9.	Effects of the Offer; Consequences of Participation	9
10.	Price Range of Shares	11
11.	Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares	11
12.	Certain Information about the Fund	14
13.	Additional Information	14
14.	Certain U.S. Federal Income Tax Consequences	14
15.	Certain Legal and Regulatory Matters	18
16.	Amendments; Extensions of Purchase Period; Termination	18
17.	Fees and Expenses	19
18.	Miscellaneous	19

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

The Fund is offering to purchase all of its issued and outstanding Shares. The Fund will pay cash for Shares purchased pursuant to the Offer. The Fund will purchase Shares at a price equal to 98% of the NAV per Share as of the close of regular trading session of the NYSE American on the Pricing Date. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m., Eastern time, on September 24, 2021, the Expiration Date, unless extended. The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE American on the last business day prior to the new Expiration Date. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

Why is the Fund making the Offer?

The Fund’s Declaration of Trust provides that not later than 30 days prior to the fifth anniversary of the Fund’s initial public offering, the Fund will commence a cash tender offer for any and all of the Shares at a price per Share determined by the Board and expressed as a percentage (but not less than 95%) of the NAV per Share most recently determined as of the close of business on the last business day prior to the date the Fund purchases such Shares pursuant to such tender offer (the “Fifth Anniversary Tender Offer”). The Board does not have discretion in determining whether or not to make the Fifth Anniversary Tender Offer. On August 2, 2021, the Board approved the Fifth Anniversary Tender Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal.

If at least a majority of the Shares are purchased by the Fund, then the Board may, within three months after September 2, 2021, dissolve the Fund without any approval by holders of the Shares. While the Fund’s Declaration of Trust provides the Board with this flexibility, the Board has not yet made any determination as to whether it will liquidate and dissolve the Fund if at least a majority of the Shares are purchased by the Fund pursuant to the Offer.

Will I have to pay anything to participate in the Offer?

Shares will be purchased at 98% of the Fund’s NAV, which may help defray certain costs of the offer, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 17, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

On July 30, 2021, the NAV per Share was $17.24 and the last reported market price for a Share on the NYSE American on such date was $16.21, representing a discount of 5.97% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of July 30, 2021, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of July 30, 2021. During the pendency of the Offer, Shareholders may contact Morrow Sodali LLC, the Fund’s Information Agent (the “Information Agent”), toll free at (800) 662-5200, between 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday, to obtain the current NAV per share for the Shares. The Investor Relations team may also be reached by calling (914) 921-5070 or by email (ClosedEnd@gabelli.com). (See Section 10, “Price Range of Shares.”)

Will the Fund’s NAV per Share be higher or lower on the Pricing Date?

No one can accurately predict what the Fund’s NAV per Share will be at any future date. You should realize that the NAV on the Pricing Date may be higher or lower than the NAV as of July 30, 2021 set forth above.

Does the Fund have the financial resources to pay me for my Shares?

Yes. If the Fund purchased 1,546,852 Shares at a price per share of $16.90, equal to 98% of the NAV as of July 30, 2021 ($17.24 per Share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $26.1 million. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares.

As of July 30, 2021, the Fund had outstanding 285,267 Series A Cumulative Puttable and Callable Preferred Shares (“Series A Preferred Shares”), at a liquidation preference of $40 per share, for a total liquidation value of $ 11,410,680. On August 2, 2021, the Board authorized the redemption of all outstanding Series A Preferred Shares on September 27, 2021, to ensure that the Fund will have “asset coverage,” as defined in the Investment Company Act of 1940 (“1940 Act”), of at least 200% for the Series A Preferred Shares after deducting the purchase price for the Shares to be purchased in the Offer, consistent with the requirements of the 1940 Act. The Series A Preferred Shares will be redeemed at $40.0055 per share, consisting of the liquidation preference of $40.00 per share, together with accumulated and unpaid dividends and distributions of $0.0055 per share to the redemption date.

The Fund has no intention to borrow money to finance the purchase of Shares in the Offer. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

If your Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Shares. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 5.C of this Offer. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary at (781) 575-2879 or (800) 336-6983. The shareholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s automatic dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s certificated Shares for tender first and accept the balance of tendered Shares from the Shareholder’s uncertificated Shares.

Must I tender all of my Shares for purchase?

No. You may tender for purchase all or part of the Shares you own. You may also choose not to participate in the Offer. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 5:00 p.m., Eastern time, on September 24, 2021, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Shares to the Depositary. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. (See Section 6, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Shares?

No.

May I place any conditions on my tender of Shares?

No.

Is my tender of Shares in the Offer a taxable transaction?

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 14, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

What should I do if I decide not to tender my Shares for purchase?

Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include a loss of scale for the Fund and greater volatility due to a decreased asset base and proportionately higher operating expenses, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares purchased, could limit the Fund’s ability to use leverage and may have an adverse effect on the Fund’s investment performance. The purchase of Shares in the Offer may reduce the number of shareholders in the Fund and will reduce the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares the public holds. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 17, “Fees and Expenses.”)

If at least a majority of the Shares are purchased by the Fund, then the Board may, within three months after September 2, 2021, dissolve the Fund without any approval by holders of the Shares. While the Fund’s Declaration of Trust provides the Board with this flexibility, the Board has not yet made any determination as to whether it will liquidate and dissolve the Fund if at least a majority of the Shares are purchased by the Fund pursuant to the Offer. If the Fund were to dissolve and liquidate, the Fund’s shareholders who had not tendered their Shares in the Offer would be subject to the continuing risk that the value of the Fund’s assets could decline during the liquidation period and would bear all the costs of liquidation.

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

None of the Fund, the Board of Trustees nor the Investment Advisor is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. The Fund has been advised that, except as otherwise disclosed herein, neither its trustees, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer. (See Section 11, “Interest of Trustees and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Fund?

No other tender offers have been approved by the Board, but the Board reserves the right to conduct tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

How do I obtain more information?

Questions and requests for assistance should be directed to the Information Agent at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GGO.info@investor.morrowsodali.com). Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer. The Investor Relations team may also be reached by calling (914) 921-5070 or by email (ClosedEnd@gabelli.com).

1.	Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, all of the Fund’s outstanding Shares that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time, on September 24, 2021, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The purchase price of the Shares will be 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE American on the Pricing Date. On July 30, 2021, the NAV per Share was $17.24 and the last reported market price for a Share on the NYSE on such date was $16.21, representing a discount of 5.97% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of July 30, 2021, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of July 30, 2021. During the pendency of the Offer, Shareholders may contact Morrow Sodali LLC, the Fund’s Information Agent, toll free at (800) 662-5200, between 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday, to obtain the current NAV per share for the Shares. Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date for such dividend. Shareholders should be aware that, if they tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after September 27, 2021.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares.

Shares will be purchased at 98% of the Fund’s NAV on the Pricing Date, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 7, “Payment for Shares.”

On July 30, 2021, there were 1,546,852 Shares issued and outstanding, and there were approximately 284 holders of record of Shares. On July 30, 2021, there were 285267 Series A Preferred Shares issued and outstanding. One of these record holders is a nominee for brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares in “street name” on behalf of multiple beneficial owners. The Fund has been advised that, except as otherwise disclosed herein, neither its trustees, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.	Purpose of the Offer.

The Fund’s Declaration of Trust provides that not later than 30 days prior to the fifth anniversary of the Fund’s initial public offering, the Fund will commence a cash tender offer for any and all of the Shares at a price per Share determined by the Board and expressed as a percentage (but not less than 95%) of the net asset value (“NAV”) per Share most recently determined as of the close of business on the last business day prior to the date the Fund purchases such Shares pursuant to such tender offer. The Board does not have discretion in determining whether or not to make the Fifth Anniversary Tender Offer. On August 2, 2021, the Board approved the Fifth Anniversary Tender Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal.

If at least a majority of the Shares are purchased by the Fund, then the Board may, within three months after September 2, 2021, dissolve the Fund without any approval by holders of the Shares. While the Fund’s Declaration of Trust provides the Board with this flexibility, the Board has not yet made any determination as to whether it will liquidate and dissolve the Fund if at least a majority of the Shares are purchased by the Fund pursuant to the Offer.

As of July 30, 2021, the Fund had outstanding 285,267 Series A Preferred Shares, at a liquidation preference of $40 per share, for a total liquidation value of $ 11,410,680. On August 2, 2021, the Board authorized the redemption of all outstanding Series A Preferred Shares on September 27, 2021, to ensure that the Fund will have “asset coverage,” as defined in the 1940 Act, of at least 200% for the Series A Preferred Shares after deducting the purchase price for the Shares to be purchased in the Offer, consistent with the requirements of the 1940 Act. The Series A Preferred Shares will be redeemed at $40.0055 per share, consisting of the liquidation preference of $40.00 per share, together with accumulated and unpaid dividends and distributions of $0.0055 per share to the redemption date.

None of the Fund, the Board nor the Investment Advisor makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, the Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, the Board or the Investment Advisor. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.	Plans or Proposals of the Fund.

Except to the extent described herein or in connection with the operation of the Fund’s automatic dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries;

(b)

other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries;

(c)	any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d)

changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e)

any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f)

any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g)	any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)	the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or

(j)	any changes in the Fund’s Articles of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

4.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a)	such transactions, if consummated, would:

(i)

result in delisting of the Fund’s Shares from the NYSE American (the NYSE American Company Guide provides that the NYSE American would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets are each less than $5,000,000 for more than 60 consecutive days or it ceases to qualify as a closed-end fund under the 1940 Act (unless the resultant entity otherwise qualifies for listing));

(ii)

impair the Fund’s status as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or

(iii)	result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Fund that are issued and outstanding;

(b)

the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders;

(c)

there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely affects the Offer or the Fund;

(d)

there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE American, any other exchange on which the Shares are traded or any other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(e)

the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.”

5.	Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a Nominee should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date.

There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Mutilated, Lost, Stolen or Destroyed Certificates. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary at (781) 575-2879 or (800) 336-6983. The shareholder will then be instructed by the Depositary as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund.

Shareholders who desire to tender Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s automatic dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s certificated Shares for tender first and accept the balance of tendered Shares from the shareholder’s uncertificated Shares. Any remaining certificated Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Fund the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Fund, the Board of Trustees, the Investment Advisor, the Information Agent, Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

E. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering shareholders, see Section 14, “Certain U.S. Federal Income Tax Consequences.”

6.	Withdrawal Rights.

At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 5:00 p.m. on September 28, 2021, to the extent the Shares have not yet been accepted for payment.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Fund, the Board of Trustees, the Investment Advisor, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.	Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 5; and

(c)	all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the automatic dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the shareholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, will need to be submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding.”

8.	Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Fund purchased such Shares at a price per share of $16.90, equal to 98% of the NAV as of July 30, 2021 ($17.24 per Share), payments by the Fund to the participating shareholders would be approximately $26.1 million. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer.

As of July 30, 2021, the Fund had outstanding 285,267 Series A Preferred Shares, at a liquidation preference of $40 per share, for a total liquidation value of $ 11,410,680. On August 2, 2021, the Board authorized the redemption of all outstanding Series A Preferred Shares on September 27, 2021, to ensure that the Fund will have “asset coverage,” as defined in the 1940 Act, of at least 200% for the Series A Preferred Shares after deducting the purchase price for the Shares to be purchased in the Offer, consistent with the requirements of the 1940 Act. The Series A Preferred Shares will be redeemed at $40.0055 per share, consisting of the liquidation preference of $40.00 per share, together with accumulated and unpaid dividends and distributions of $0.0055 per share to the redemption date.

There are no alternative financing arrangements or alternative financing plans. See Section 4, “Certain Conditions of the Offer.”

9.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE American on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Fund will sell portfolio securities to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

As of July 30, 2021, the Fund had outstanding 285,267 Series A Preferred Shares, at a liquidation preference of $40 per share, for a total liquidation value of $ 11,410,680. On August 2, 2021, the Board authorized the redemption of all outstanding Series A Preferred Shares on September 27, 2021, to ensure that the Fund will have “asset coverage,” as defined in the 1940 Act, of at least 200% for the Series A Preferred Shares after deducting the purchase price for the Shares to be purchased in the Offer, consistent with the requirements of the 1940 Act. The Series A Preferred Shares will be redeemed at $40.0055 per share, consisting of the liquidation preference of $40.00 per share, together with accumulated and unpaid dividends and distributions of $0.0055 per share to the redemption date. The risks and consequences discussed herein relating to raising sufficient funds to purchase Shares are further exacerbated by the Fund’s obligation to also raise cash to redeem the outstanding Series A Preferred Shares.

B. Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of June 30, 2021, the Fund had net unrealized appreciation of $5,685,689 and capital loss carryforwards of $5,995,853.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

C. Tax Consequences of Purchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 14, “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance.

E. Liquidation of the Fund. If at least a majority of the Shares are purchased by the Fund, the Board may, within three months after September 2, 2021, dissolve the Fund without any approval by holders of the Shares. While the Fund’s Declaration of Trust provides the Board with this flexibility, the Board has not yet made any determination as to whether it will liquidate and dissolve the Fund if at least a majority of the Shares are purchased by the Fund pursuant to the Offer. If the Fund were to dissolve and liquidate, the Fund’s shareholders who had not tendered their Shares in the Offer would be subject to the continuing risk that the value of the Fund’s assets could decline during the liquidation period and would bear all the costs of liquidation.

Separately, shareholders who decide to participate in the Offer and tender their Shares at the Purchase Price may be at a disadvantage if the Board determines to liquidate and dissolve the Fund after the conclusion of the Offer since the Fund will be liquidated at 100% of NAV. Any amounts distributed in connection with the Fund’s liquidation and dissolution, however, will be reduced by the expenses of the Fund and any reduction in the value of the Fund’s portfolio securities in connection with such liquidation and dissolution.

F. Concentrated Ownership. The ownership of the Fund’s Shares is highly concentrated. Mr. Mario Gabelli, an interested trustee of the Fund, beneficially owns 73.8% of the total outstanding Shares as of July 30, 2021. Mr. Gabelli’s decision to participate or not participate in the Offer will have a disproportionate impact on whether the Board will have the flexibility to determine whether to liquidate and dissolve the Fund without approval of the holders of Shares following the expiration of the Offer, or whether of the other potential adverse consequences of the Offer described herein may occur. Mr. Gabelli has indicated that he intends to tender Shares, but has not determined the amount of Shares that will be tendered.

10.	Price Range of Shares.

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Shares on the NYSE American, the NAV per Share and the premium or discount to NAV per Share at which the Shares were trading.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2019	$18.22	$14.47	$18.02	$16.40	1.15%	(11.71)%
September 30, 2019	$16.53	$14.05	$16.56	$15.15	(0.18)%	(7.19)%
December 31, 2019	$16.50	$14.57	$16.40	$16.59	0.61%	(12.17)%
March 31, 2020	$16.16	$ 5.88	$18.07	$ 7.19	(10.57)%	(18.08)%
June 30, 2020	$10.37	$ 7.68	$10.64	$ 8.99	(2.47)%	(14.57)%
September 30, 2020	$11.39	$ 9.65	$11.81	$10.64	(3.55)%	(9.30)%
December 31, 2020	$12.50	$10.20	$13.06	$11.57	(4.28)%	(11.84)%
March 31, 2021	$15.19	$12.00	$16.88	$14.29	(10.01)%	(16.02)%
June 30, 2021	$16.55	$13.92	$17.69	$16.70	(6.44)%	(16.64)%

On July 30, 2021, the NAV per Share was $17.24 and the last reported market price for a Share on the NYSE American on such date was $16.21. During the pendency of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such tendered Shares are accepted for payment, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

11.	Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares.

Information, as of particular dates, concerning the Fund’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the trustees and officers of the Fund as of June 30, 2021.

Name of Trustee/Nominee/Officer	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)

INTERESTED TRUSTEES:
Mario J. Gabelli	1,142,952 Common(3)	73.8%
	63,316 Series A Preferred(4)	22.1%
Christina A. Peeney	0	0

INDEPENDENT TRUSTEES:
Calgary Avansino	0	*
Anthony S. Colavita	0	*
Frank J. Fahrenkopf, Jr.	0	*
Michael J. Melarkey	1,545 Common(5)	*
	515 Series A Preferred(6)	*
Kuni Nakamura	927 Common	*
	309 Series A Preferred	*

EXECUTIVE OFFICERS:

Bruce N. Alpert	699 Common(7)	*
John C. Ball	0	*
Peter Goldstein	0	*
Richard J. Walz	0	*

(1)

This information has been furnished by each Trustee and executive officer as of June 30, 2021. “Beneficial Ownership” is determined in accordance with Rule 13d-3 of the 1934 Act. Reflects ownership of Shares unless otherwise noted.

(2)

An asterisk indicates that the ownership amount constitutes less than 1% of the total shares outstanding. The ownership of the Trustees and executive officers as a group constitutes 74.2% of the total Shares outstanding and 65.5% of the total Series A Preferred Shares outstanding.

(3)

Comprised of 363,212 Shares owned directly by Mr. Mario J. Gabelli, 111,486 Shares owned by Associated Capital Group, Inc., 2,997 Shares owned by GAMCO Asset Management, 303 Shares owned by LICT Corporation, and 563,899 Shares owned by E3M 2016, 5,183 Shares owned by Gabelli Foundation and 95,892 Shares owned by MJG Associates.

(4)

Comprised of 31,131 Series A Preferred Shares owned directly by Mr. Mario J. Gabelli, 32,085 Series A Preferred Shares owned by Associated Capital Group, Inc., and 100 Series A Preferred Shares owned by GAMCO Asset Management.

(5)	All 1,545 Shares are owned by Le Cle Investments for which Mr. Melarkey disclaims beneficial ownership.

(6)	All 515 Series A Preferred Shares are owned by Le Cle Investments for which Mr. Melarkey disclaims beneficial ownership.

(7)	Includes 309 Shares owned by Mr. Alpert’s spouse for which he disclaims beneficial ownership.

The business address and business telephone number of each of the trustees and executive officer of the Fund are in care of Gabelli Funds, LLC, One Corporate Center, Rye, New York 10580-1422 and 1-800-422-3554.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Purchase.

The Board has authorized the Fund to repurchase its Shares in the open market when the Shares are trading at a discount from NAV of 7.5% or more (or such other percentage as the Board may determine from time to time). The Fund and any other person participating in the Offer will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict the ability of any person engaged in a “distribution,” as defined in Regulation M, of the Shares to engage in market-making activities with respect to the Shares. There were no transactions effected as part of the Fund’s open market share repurchase program during the past 60 days by the Fund.

Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, trustees, controlling persons or subsidiaries.

The Fund has been advised that, except with respect to Mr. Mario Gabelli, neither its trustees, officers nor the Investment Advisor intend to tender any Shares pursuant to the Offer. Mr. Gabelli has indicated that he intends to tender Shares, but has not determined the amount of Shares that will be tendered. Mr. Gabelli’s decision to participate or not participate in the Offer will have a disproportionate impact on whether the Board will have the flexibility to determine whether to liquidate and dissolve the Fund without approval of the holders of Shares following the expiration of the Offer, or whether of the other potential adverse consequences of the Offer described herein may occur. The Fund does not intend to purchase Shares from any officer, trustee or the Investment Advisor of the Fund pursuant to the Offer, other than the shares tendered by Mr. Mario Gabelli.

As of June 30, 2021, to the knowledge of the Fund, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Name and Address of Beneficial Owners(s)	Title of Class	Amount of Shares and Nature of Ownership		Percent of Class
Mario J. Gabelli and affiliates One Corporate Center Rye, New York 10580-1422	Common	1,142,952	(1)	73.8%

Marc GabelliOne Corporate Center Rye, New York 10580-1422	Common	134,535		8.6%

(1)

Comprised of 363,212 Shares owned directly by Mario J. Gabelli, 111,486 Shares owned by Associated Capital Group Inc., 2,977 Shares owned by GAMCO Asset Management, 303 Shares owned by LICT Corporation, 563,899 Shares owned by E3M 2016, 5,183 Shares owned by Gabelli Foundation and 95,892 Shares owned by MJG Associates.

Name and Address of Beneficial Owners(s)	Title of Class	Amount of Shares and Nature of Ownership		Percent of Class
Mario J. Gabelli and affiliates One Corporate Center Rye, New York 10580-1422	Preferred	63,316	(1)	22.1%

Marc Gabelli One Corporate Center Rye, New York 10580-1422	Preferred	52,576		18.4%

Regina M. Pitaro One Corporate Center Rye, New York 10580-1422	Preferred	27,835		9.7%

(1)

Comprised of 31,131 Series A Preferred Shares owned directly by Mario J. Gabelli, 32,085 Series A Preferred Shares owned by Associated Capital Group Inc., and 100 Series A Preferred Shares owned by GAMCO Asset Management.

Gabelli Funds, LLC acts as the investment adviser for the Fund. Pursuant to an investment management agreement between the Investment Advisor and the Fund (the “Investment Advisory Agreement”), the Fund pays the Investment Advisor a fee, computed weekly and paid monthly, equal on an annual basis to 1.00% of the value of the Fund’s average weekly net assets including the liquidation value of preferred shares. Effective September 1, 2020, the Investment Advisor agreed to voluntarily waive its advisory fee to 0.50% with respect to assets attributable to all of the Fund’s outstanding Shares and to 0.00% with respect to assets attributable to all of the Fund’s outstanding Series A Preferred shares. In accordance with the Investment Advisory Agreement, the Investment Advisor provides a continuous investment program for the Fund’s portfolio and oversees the administration of all aspects of the Fund’s business and affairs.

A discussion regarding the basis for the approval of the Investment Advisory Agreement by the Board is available in the Fund’s Annual Report to shareholders for the year ended December 31, 2020.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Registrar Services Agreement with Computershare Trust Company, N.A. (“Computershare”). The Fund pays Computershare a monthly fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund.

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

12.	Certain Information about the Fund.

The Fund is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. The Fund commenced investment operations on September 2, 2016, and the Fund’s Shares are listed on the NYSE American under the symbol “GGO”. The Fund’s primary investment objective is total return, consisting of capital appreciation and current income. The Fund’s principal office is located at One Corporate Center, Rye, New York, 10580-1422 and its telephone number is (800) GABELLI (422-3554).

Gabelli Funds, LLC, a New York limited liability company, with offices at One Corporate Center, Rye, New York 10580-1422, serves as investment adviser to the Fund. The Investment Advisor’s investment philosophy with respect to equity securities is to identify assets that are selling in the public market at a discount to their private market value. The Investment Advisor defines private market value as the value informed purchasers are willing to pay to acquire assets with similar characteristics. The Investment Advisor also normally evaluates an issuer’s free cash flow and long term earnings trends. Finally, the Investment Advisor looks for a catalyst, something indigenous to the company, its industry or country, that will surface additional value. The principal business address of Investment Advisor is One Corporate Center, Rye, New York 10580-1422.

13.	Additional Information.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

14.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion assumes you hold your Shares as capital assets and does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes, a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar, or, except as expressly discussed below, a Non-U.S. Shareholder). This summary assumes that the Fund is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will generally be determined under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will generally be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will generally be treated as having received a distribution on its Shares in the entire amount of cash received by the shareholder for its Shares pursuant to the Offer. Any such distribution will be treated as taxable dividend income to the extent the Fund has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for U.S. federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Fund’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares (and any preferred shares of the Fund) actually owned by such shareholder, but also Shares (and any preferred shares of the Fund) that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.

A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

2.

A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Fund.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Liquidation of the Fund. In the event the Board elects to liquidate the Fund as a result of more than 50% of the Shares being tendered, and if the Offer were properly treated as part of a plan of such liquidation, a shareholder’s sale of Shares pursuant to the offer generally would be treated as an “exchange” without regard to whether the Section 302(b) tests were satisfied. It is uncertain whether the Offer would be treated as part of a plan with any subsequent liquidation. Shareholders should consult their own tax advisers regarding the characterization of the Offer in the event of a subsequent liquidation of the Fund.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Fund’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-US. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. Shareholder must provide the Depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. Under legislation known as the Foreign Account Tax Compliance Act (“FATCA”), withholding will generally be required at a rate of 30% on amounts treated as dividends in respect of Fund’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Fund’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Fund’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Fund or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Certifications as to FATCA status are required to be made by Non-U.S. Shareholders on an applicable Form W-8. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15.	Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

16.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 4; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 6 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

17.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Morrow Sodali LLC to act as the Information Agent and Computershare to act as Depositary. The Fund will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

18.	Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth on the back cover page of this Offer to Purchase.

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified, or Express Mail, or Overnight Courier:

Computershare c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 150 Royall St, Suite V Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at the address set forth below. Additional copies of the Offer to Exchange, this Letter of Transmittal and other documents may be obtained from the Information Agent. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MORROW SODALI LLC

470 West Avenue, 3rd Floor

Stamford, CT 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: GGO.info@investor.morrowsodali.com

THE GABELLI GO ANYWHERE TRUST

August 3, 2021